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NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 30th day of June, 2005, by and between Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonstock, nonprofit Wisconsin corporation, and Xylose Technologies, Inc. (hereinafter called "Licensee"), a corporation organized and existing under the laws of Florida;

WHEREAS, WARF owns certain intellectual property rights to the inventions described in the "Licensed Patents" defined below, and WARF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. Grant.

A. License to Licensed Patents.

WARF hereby grants to Licensee a non-exclusive license under the Licensed Patents to make, use and sell Products in the Licensed Field and Licensed Territory.

B. Options to Licensee.

(i) WARF hereby grants to Licensee an option during the Option Period to extend the Licensed Territory to include South American and African territories. This option shall terminate at the end of the Option Period. In order to exercise its option granted hereunder, Licensee must, prior to the end of the Option Period, both notify WARF in writing that it is exercising its rights and provide WARF with a proposal to extend such Licensed Territory. WARF and Licensee will negotiate in good faith the reasonable commercial terms of such extension.

(ii) WARF hereby grants to Licensee the right during the Option period to extend the license granted hereunder to include a worldwide exclusive license under the inventions of the Licensed Patents to make, use and sell xylitol Products in the Licensed Field and Licensed Territiory, but only if Licensee achieves the following milestones during the Option Period:

(1) Licensee provides at least $250,000 in funding to a one (1) year CRADA Agreement, reasonably acceptable to WARF, between Licensee and the USDA Forest Products Laboratory, to fund research under the direction of Dr. Thomas Jeffries; and

(2) Licensee provides to WARF a development plan for the xylitol portion of this license summarizing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide xylitol products for sale in the commercial market and including one to five year milestones acceptable to WARF.

In order to exercise its rights hereunder, Licensee must, prior to the end of the Option Period, both notify WARF in writing that it is exercising its rights and establish that it has met the above milestones.

C. License to WARF.

(i) Licensee hereby grants to WARF a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses to non-profit research institutions and governmental agencies, to practice and use "Improvements" for Non-Commercial Research Purposes. "Improvements" shall mean any patented modification of an invention described in the Licensed Patents that (1) would be infringed by the practice of an invention claimed in the Licensed Patents; or (2) if not for the license granted under this Agreement, would infringe one or more claims of the Licensed Patents. Licensee shall provide WARF with a written, enabling disclosure of each such invention, unambiguously identifying it as an invention governed by this paragraph, within six (6) months of the issuance of a patent thereon.

(ii) In the event that Licensee discontinues the use or commercialization of the Licensed Patents or any Improvements provided for under this Agreement, Licensee hereby agrees to grant to WARF an option to obtain a nonexclusive, royalty-bearing license, with the right to grant sublicenses, to practice and use said Improvements for commercial purposes. Licensee shall provide to WARF written notice that Licensee intends to discontinue such use or commercialization immediately upon making such a decision. WARF's option with respect to each Improvement shall expire sixty (60) days after WARF's receipt of said written notice from Licensee. The failure of WARF to timely exercise its option under this paragraph shall be deemed a waiver of WARF's option, but only with respect to the Improvement so disclosed.

Section 3. Development.

Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Further, Licensee agrees to provide WARF with a development plan encompassing at least the information set forth in Appendix E describing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide Products for sale in the commercial market. In addition, within one month following the end of each semi-annual period ending on June 30 and December 31 until the Date of First Commercial Sale of Products, Licensee will provide WARF with a written Development Report summarizing Licensee's product development activities since the last Development Report and any necessary adjustments to the development plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. WARF's review of Licensee's development plan is solely to verify the existence of Licensee's commitment to development activity and to assure compliance with Licensee's obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace, as set forth above. WARF reserves the right to audit Licensee's records relating to development of Products as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth for audit of the financial records of Licensee in Section 6.

Section 4. Consideration.

A. License Fee; Option Fee.

(i) Licensee agrees to pay to WARF a license fee of $30,000 within thirty (30) days of Licensee's execution of this Agreement. If this fee is not received within said thirty (30) days, this Agreement shall be null and void.

(ii) Licensee agrees to pay to WARF an option fee of $50,000 within thirty (30) days of Licensee's execution of this Agreement for the rights afforded under Section 2B(ii) above with respect to xylitol. If this fee is not received within said thirty (30) days, this Agreement shall be null and void.

B. Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee, or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of one-half percent (0.5 %) of the Selling Price.

C. Minimum Royalty.

Licensee further agrees to pay to WARF a minimum royalty of $15,000 for calendar year 2008 or part thereof during which this Agreement is in effect and $25,000 for calendar year 2009 and thereon, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

D. Annual Patent/License Maintenance Fee.

To help defray the costs associated with filing, prosecuting and maintaining the Licensed Patents in the United States, Licensee agrees to pay to WARF $5,000 per annum. Licensee shall pay to WARF such patent fees within one year of Licensee's execution of this Agreement and, on the anniversary of such payment each year thereafter.

E. Accounting; Payments.

(i) Amounts owing to WARF under Section 4B shall be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 15(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

(iii) A full accounting showing how any amounts owing to WARF under Section 4B have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5. Certain Warranties.

A. WARF warrants that except as otherwise provided under Section 13 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6. Recordkeeping.

A. Licensee shall keep books and records sufficient to verify the accuracy and completeness of Licensee's accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee is in fact pursuing development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B. Licensee shall take all steps necessary so that WARF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow WARF to verify the accuracy of Licensee's royalty reports and Development Reports. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C. If a royalty payment deficiency is determined, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).

D. If a royalty payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then Licensee shall be responsible for paying WARF's out-of-pocket expenses incurred with respect to such review.

Section 7. Term and Termination.

A. The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4B, once begun, ceases for more than eight (8) calendar quarters.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. If Licensee at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the development plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if Licensee commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to Licensee.

D. Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

E. Waiver by either party of a single breach or default, or a succession of breaches or defaults, shall not deprive such party of any right to terminate this Agreement in the event of any subsequent breach or default.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee without the prior written consent of WARF, such consent shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee shall have the right to assign this Agreement to Xethanol Corporation if such assignment occurs within thirty (30) days of Licensee's execution of this Agreement.

Section 9. Contest of Validity.

In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10. Patent Marking.

Licensee shall mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of U.S. law, 35 U.S.C. § 287.

Section 11. Product Liability; Conduct of Business.

A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury

to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF's interests.

B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds. In addition, Licensee shall provide WARF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 12. Use of Names.

Licensee shall not use WARF's name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 13. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

Section 14. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section 15. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a) Wisconsin Alumni Research Foundation
Attn: Managing Director
614 Walnut Street
Madison, Wisconsin 53726

(b) Xylose Technologies, Inc.
Attn: Joel Edelson
202 South Wheeler St.
Plant City, Florida 33563

Section 16. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 16, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 17. Confidentiality.

Both parties agree to keep any information identified as confidential by the disclosing party, confidential using methods at least as stringent as each party uses to protect its own confidential information. "Confidential Information" shall include Licensee's development plan and development reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the parties hereto. Except as may be authorized in advance in writing by WARF, Licensee shall grant access to the Confidential Information only to its own employees involved in research relating to the Licensed Patents and Licensee shall require such employees to be bound by this Agreement as well. Licensee agrees not to use any Confidential Information to its advantage and WARF's detriment, including but not limited to claiming priority to any application serial numbers of the Licensed Patents in Licensee's patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) Licensee or WARF can show by written record that it possessed the information prior to its receipt from the other party;

(ii) the information was already available to the public or became so through no fault of the Licensee or WARF;

(iii) the information is subsequently disclosed to Licensee or WARF by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv) five (5) years have elapsed from the expiration of this Agreement.

Section 19. Authority.

The persons signing on behalf of WARF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By: [signature] Date: 8/25, 2005

Carl E. Gulbrandsen, Managing Director

XYLOSE TECHNOLOGIES, INC.

By: [signature] Date: AUGUST 15, 2005

Name and Office: Joel Edelson, PRESIDENT

Reviewed by WARF's Attorney:

[signature] June 30, 2005

(WARF's attorney shall not be deemed a signatory to this Agreement.)

WARF Ref: Jeffries – P98142US

APPENDIX A

A. "Licensed Patents" shall refer to and mean those patents and patent applications listed on Appendix B attached hereto in countries in the Licensed Territory and any subsequent patent application owned by WARF in a country in the Licensed Territory but only to the extent it claims an invention claimed in a patent application listed on Appendix B.

B. "Products" shall refer to and mean any and all products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

C. "Selling Price" shall mean, in the case of Products that are sold or leased, the invoice price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The "Selling Price" for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

D. "Development Report" shall mean a written account of Licensee's progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

E. "Licensed Field" shall be limited to the field of xylose fermenting yeast strains.

F. "Licensed Territory" shall be limited to the United States.

G. "Non-Commercial Research Purposes" shall mean the use of the inventions of the Licensed Patents and/or Improvements for academic research purposes or other not-for-profit scholarly purposes not involving the use of the inventions of the Licensed Patents or Improvements to perform services for a fee or for the production or manufacture of products for sale to third parties.

H. "Option Period" shall mean the period commencing on the effective date of this Agreement and ending six (6) months thereafter.

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

DISRUPTION OF THE CYTOCHROME C GENE IN XYLOSE-FERMENTING YEAST (Thomas W. Jeffries, Nian-Qing Shi)

P98142US	UNITED STATES	6,071,729	06-06-2000	09/274642

SHAM-SENSITIVE TERMINAL OXIDASE GENE FROM XYLOSE-FERMENTING YEAST (Thomas W. Jeffries, Nian-Qing Shi)

P00076US	UNITED STATES	6,391,599	5/21/2002	09/556,601

XYLOSE-FERMENTING RECOMBINANT YEAST STRAINS (Thomas W. Jeffries, Yong-su Jin)

P02241US	UNITED STATES			10/348,464

APPENDIX C

WARF ROYALTY REPORT

Licensee: ______________________ **Agreement No:** ______________________

Inventor: ______________________ **P#:** P______________________

Period Covered: From: ____/____/____ Through: ____/____/____

Prepared By: ______________________ **Date:** ______________________

Approved By: ______________________ **Date:** ______________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ☐ **Single Product Line Report:** ______________________

☐ **Multiproduct Summary Report.** Page 1 of ______ Pages

☐ **Product Line Detail.** Line: ____________ Tradename: ____________ Page: __

Report Currency: ☐ **U. S. Dollars** ☐ **Other** ______________________

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount	
					This Year	Last Year
U.S.A.						
Canada						
Europe:						
Japan						
Other:						
TOTAL:						

Total Royalty: ____________ Conversion Rate: ____________ Royalty in U.S. Dollars: $____________

The following royalty forecast is non-binding and for WARF's internal planning purposes only:

Royalty Forecast Under This Agreement: Next Quarter:________ Q2:________ Q3:________ Q4:________

* On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist WARF's forecasting, please comment on any significant expected trends in sales volume.

APPENDIX D

DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B. Development Report (4-8 paragraphs).

1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities (4-8 paragraphs).

1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2. Estimated total development time remaining before a product will be commercialized.

D. Changes to initial development plan (2-4 paragraphs).

1. Reasons for change.

2. Variables that may cause additional changes.

E. Items to be provided if applicable:

1. Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2. Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation
Attn.: Contract Coordinator
614 Walnut Street
P.O. Box 7365
Madison, WI 53707-7365

APPENDIX E

DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to WARF by Licensee within 60 days of the execution of this Agreement. In general, the plan should provide WARF with a summary overview of the activities that Licensee believes are necessary to make Products available for sale in the commercial marketplace.

	Estimated Start Date	Finish Date

I. Development Program

A. Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

.

.

B. Estimated Total Development Time

II. Governmental Approval

A. Types of submissions required

B. Government agency e.g. FDA, EPA, etc.

III. Proposed Market Approach

IV. Competitive Information

A. Potential Competitors

B. Potential Competitive Devices/Compositions

C. Known Competitor's plans, developments, technical achievements

D. Anticipated Date of Product Launch

Total Length: approximately 2-3 pages